Exhibit 5.1
November 12, 2010
Buckeye Partners, L.P.
One Greenway Plaza
Suite 600
Houston, Texas 77046

RE:	Buckeye Partners, L.P., Registration Statement on Form S-3
Ladies and Gentlemen:
We have acted as counsel to Buckeye Partners, L.P., a Delaware limited partnership (the “Partnership”), in connection with the filing of the above referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to the offering for resale of up to 12,347,184 limited partnership units representing limited partner interests in the Partnership (“Registered Units”) that the Partnership will issue to BGH GP Holdings, LLC, a Delaware limited liability company (the “Selling Unitholder”), upon the closing of the merger between the Partnership’s wholly-owned subsidiary, Grand Ohio, LLC, a Delaware limited liability company (“MergerCo”) and Buckeye GP Holdings L.P. (“Holdings”). Pursuant to the Agreement and Plan of Merger, dated as of August 18, 2010 (as amended, the “Merger Agreement”), by and among the Partnership, Buckeye GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “Partnership GP”), MergerCo, Holdings, and MainLine Management LLC, a Delaware limited liability company and the general partner of Holdings, all common units and management units of Holdings will be converted into limited partnership units representing limited partner interests in the Partnership (“Partnership LP Units”). We have also participated in the preparation of the prospectus relating to the Registration Statement and included as a part thereof (the “Prospectus”).
In rendering the opinion set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction of (i) the Amended and Restated Agreement of Limited Partnership of the Partnership, as amended, dated as of April 14, 2008 and effective as of January 1, 2007 which is currently in effect, (ii) the Certificate of Limited Partnership filed with the Secretary of State of Delaware pursuant to the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”) in connection with the formation of the Partnership, (iii) the form of the Amended and Restated Agreement of Limited Partnership of

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the Partnership, which will become effective as of the Effective Time (as defined in the Merger Agreement), (iv) the Amended and Restated Limited Liability Company Agreement of the Partnership GP, as amended, dated as of August 9, 2006, (v) certain resolutions adopted by the Board of Directors of the Partnership GP and by the Audit Committee of the Board of Directors of the Partnership GP with respect to the Merger Agreement and the issuance of the Partnership LP Units contemplated thereby and (vi) such other certificates, statutes and other instruments and as we have deemed necessary or appropriate for purposes of this opinion. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Partnership and the Partnership GP and such agreements, certificates of public officials, certificates of officers or other representatives of the Partnership, the Partnership GP and others, and such other documents, certificates and records, as we have deemed necessary or appropriate as a basis for the opinion set forth herein.
In our examination, we have assumed the (i) legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents, (ii) parties to any executed documents, other than the Partnership, the Partnership GP, and the directors and officers of the Partnership GP, had the power, corporate or otherwise, to execute and deliver such documents, and the validity and binding effect thereof on such parties, (iii) all information contained in all documents reviewed by us is true and correct, (iv) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and comply with all applicable laws, (v) all Registered Units will be issued and sold in compliance with applicable federal and state securities laws and in the manner specified in the Registration Statement and any applicable Prospectus Supplement, (vi) if not described in the Prospectus, one or more Prospectus Supplements to the Prospectus contained in the Registration Statement will have been prepared and filed with the SEC describing the Registered Units offered thereby and and (vii) a definitive purchase, underwriting, sale or similar agreement with respect to any Registered Units offered will have been duly authorized and validly executed and delivered.
As to any facts material to the opinion expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Partnership and the Partnership GP and others and the disclosures made by the Partnership in the Registration Statement.
Based upon and subject to the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Registered Units, after completion of the Merger (as defined in the Merger Agreement), will have been validly issued, fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such non-assessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Act).
The foregoing opinion is limited in all respects to the Delaware Act, the Delaware Limited Liability Company Act and the federal laws of the United States, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.
We hereby consent to the reference to us under the heading “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent we do not admit that we are within the category of persons whose consent is required under the Securities Act of 1933 or the rules and regulations of the Commission issued thereunder.
Very truly yours,
/s/ Vinson & Elkins L.L.P.